Exhibit 10.2

AMENDMENT #2
TO EMPLOYMENT AGREEMENT

AGREEMENT made the 16th day of October, 2008, by and between AMERISERV FINANCIAL, INC., a Pennsylvania corporation (the “Company”), and ALLAN R. DENNISON, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the parties entered into an agreement dated January 16, 2004, relating, among other things, to the Executive’s employment by the Company (the “Employment Agreement”), such Employment Agreement being effective as of February 10, 2004; and

WHEREAS, the parties entered into an agreement dated January 24, 2008, relating, among other things, to changes required by Section 409A of the Internal Revenue Code of 1986, as amended (“Amendment #1”), such Amendment #1 being effective as of January 1, 2005; and

WHEREAS, the parties desire to enter into an additional agreement amending the provisions relating to the term of the Employment Agreement, as amended (“Amendment #2).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Section 4(a) of the Employment Agreement, as amended, is hereby further amended by restating the first three (3) sentences of Section 4(a) to read as follows --

(a)

Term.  Unless earlier terminated as herein provided, this Agreement shall commence on the Effective Date and shall continue thereafter through February 9, 2009; provided, however, that the term of this Agreement shall automatically be extended for a period of one (1) year, beginning on the then otherwise scheduled termination date, if neither party gives written notice to the other, not more than 120 days and not less than 90 days prior to such scheduled termination date, of an intent not to so extend the then term of the Agreement (“Notice of Non-Renewal”).  Additional term extensions, if any, will be governed by the rule set forth in the preceding sentence.  Any compensation payable or benefits to be provided to the Executive during such 90- to 120-day period shall be reduced by any amounts received during such period by the Executive from a third party as compensation for services.

2.

The last sentence of Section 4(a) of the Employment Contract is hereby deleted.

3.

Section 6(a) of the Employment Contract, as amended, is hereby further amended by adding a new Section 6(a)(iii), reading as follows --

(iii)

Notwithstanding the provisions of Section 6(a)(ii), such section shall not apply if the Executive’s employment terminates upon the expiration of the term of this Agreement by reason of the prior delivery, by one party to the other, of a Notice of Non-Renewal pursuant to Section 4(a).

4.

A new sentence is added at the end of Section 11 of the Employment Contract, reading as follows—

Upon termination of the Executive’s employment with the Company, for any   reason other than for Cause, the Company shall commence providing him, at its   expense, with health insurance coverage reasonably consistent with the coverage   to which he is entitled immediately prior to the time of such termination.  Such   health insurance coverage may be provided in such specific manner as the   Company, in its sole discretion, may determine, and it shall continue until the Executive attains age 65.

5.

The effective date of this Amendment #2 is October 16, 2008.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, on the 16th day of October, 2008.

AMERISERV FINANCIAL, INC.

By /s/ Craig G. Ford

Craig G. Ford

Chairman of the Board of Directors

Attest:/s/ Sharon M. Callihan

Sharon M. Callihan

Corporate Secretary

/s/ Allan R. Dennison

Allan R. Dennison

President & Chief Executive Officer